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                                 Exhibit 99 (a)

                                 Press Release

                                     Dated

                                 August 7, 1996




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                                Press Release


Today's Date:    August 7, 1996                    For Information Contact:
Release Date:    Immediately                       Charles Broadway


                        The Jacksonville Bancorp, Inc.


Jacksonville, Texas , August 7, 1996 - Jacksonville Bancorp, Inc. Holding Company of Jacksonville Savings and Loan Association of Jacksonville, Texas (NASDAQ: JXVL) reported net earnings of $657,000 for the three months ended June 30, 1996. This compares to $319,000 for the three months ended June 30, 1995.

According to Charles Broadway, Chief Executive Officer, net interest income increased to $1.9 million for the three months ended June 30, 1996, compared to $1.5 million for the comparable period in 1995. Non-interest income also increased from $312,000 to $390,000 for the three month period ended June 30, 1995 and 1996, respectively.

Jacksonville also reported the annex to its Palestine, Texas branch is almost complete. The Nacogdoches, Texas loan origination office is scheduled to close no later than September 1, 1996.

Jacksonville also announced executive changes due to the planned retirement of Charles Broadway, Chief Executive Officer, as of December 31, 1996. The Board of Directors has named Jerry Chancellor, President; Bill Taylor, Executive Vice- President, and Jerry Hammons, Senior Vice-President. Mr. Broadway commented that "The promotion of these officers at this time allows for a more orderly transition at year end. Each of these gentlemen has many years of experience with the Association and the Board of Directors is confident that they are well qualified to serve in their new positions."

Jacksonville's stockholder's equity increased from $20.3 million to $35.6 million for the nine month periods ended September 30,1995 and June 30, 1996 respectively. This significant increase is primarily due to the proceeds from the completion of the "second step" conversion completed on March 29, 1996.

Jacksonville had assets of $217.7 million at June 30, 1996 and operates from its headquarters in Jacksonville, Texas and through its five branch offices throughout the East Texas area.
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Jacksonville is a Texas chartered stock savings and loan association and is listed on NASDAQ National Market under the symbol "JXVL".